Exhibit 8.1

SALAVERRI•DELLATORRE•BURGIO & WETZLER MALBRÁN

City of Buenos Aires, December 1, 2015

Pampa Energía S.A.

Ortiz de Ocampo 3302, Building 4

City of Buenos Aires (C1425DSN)

Argentina

Ladies and Gentlemen:

                We have acted as legal advisers of Pampa Energía S.A. (the “Company”), a corporation organized under the laws of the Republic of Argentina (“Argentina”), in connection with the offer and sale by (i) Mindlin Warrants S.A., a corporation formed under the laws of the Republic of Uruguay, wholly-owned by Marcelo Mindlin, (ii) DM Warrants S.A., a corporation formed under the laws of the Republic of Uruguay, wholly-owned by Damián Mindlin, (iii) GMA Warrants S.A., a corporation formed under the laws of the Republic of Uruguay, wholly-owned by Gustavo Mariani, and (iv) RT Warrants S.A., a corporation formed under the laws of the Republic of Uruguay, wholly-owned by Ricardo Torres (collectively the “Selling Shareholders”) of American Depositary Shares, each representing twenty-five (25) newly issued common shares of the Company, with par value equal to one Argentine Peso ($1), in accordance with the underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Shareholders and the underwriter named therein.

Terms not defined herein shall have the meaning ascribed to them in the Company’s registration statement on Form F-3 (No. 333-208160), filed with the Securities and Exchange Commission on November 23, 2015 (as amended, the “Registration Statement”), in the preliminary prospectus supplement filed with the Securities and Exchange Commission on November 23, 2015 (as amended, the “Preliminary Prospectus Supplement”), and in the related prospectus supplement filed with the Securities and Exchange Commission on November 25, 2015 (the “Final Prospectus Supplement”).

                We confirm that we have reviewed the information under the caption “Taxation—Material Argentine Tax Considerations” in the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement and that, in our opinion, the statements of law included therein, insofar as they relate to the Argentine tax consequences currently applicable to non-Argentine holders, address the material tax consequences of the ownership and disposition of the common shares and the American Depositary Shares. In rendering this opinion, we expressly incorporate in this opinion the statements set forth under the caption “Taxation—Material Argentine Tax Considerations” in the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement, including the limitations on the matters covered by that section set forth therein. Our opinion expressed in this paragraph is limited to the federal laws of Argentina and is based upon existing provisions of federal laws and regulations, including the Argentine Income Tax Law, and opinions of the National Treasury General Attorney Office as of the date hereof, all of which are subject to subsequent, different interpretations and applications with effect from the date of effectiveness of the underlying laws and regulations.

                This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter.

Exhibit 8.1

                We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.

                Very truly yours,

               /s/ Diego Salaverri               i

Diego Salaverri

Salaverri, Dellatorre, Burgio & Wetzler Malbran

Libertador 602, piso 3 (C1001ABT) │ Buenos Aires │ Argentina

Tel. (54-11) 5236-0700 │ Fax. (54-11) 4315-1178

www.esalaverri.com

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